Exhibit 99(b)


                          Seneca Resources Corporation
              Announces Record Fourth Quarter and Year End Results

         (October 25, 2000) Buffalo, New York: Seneca Resources Corporation ("Seneca"), the exploration and production subsidiary of National Fuel Gas Company ("National Fuel") (NYSE: NFG), today announced record results for its fourth quarter and fiscal year ended September 30, 2000.

         Among the records set for earnings in the fourth quarter are production at 21.4 billion cubic feet equivalent (BCFE), total revenue of $84.3 million, and net income of $13.0 million, or $0.33 per share. Compared to fourth quarter of fiscal 1999, production increased by 37%, total revenues increased by $42.7 million, and net income increased by $8.8 million.

         For the fiscal year ended September 30, 2000, Seneca's revenues totaled $238.1 million with a net income of $34.9 million, or $0.89 per share. These record results show a revenue increase of $91.1 million and net income increase of $27.7 million from the prior year. Total reserves as of September 30, 2000 were 1.02 trillion cubic feet equivalent (TCFE), of which 70% was oil and 30% was natural gas, the highest reserve level in Seneca's history.

         General and Administrative  Expenses (G&A) and Lease Operating Expenses
(LOE) for the quarter and the year increased. Costs associated with Seneca's Canadian acquisition of Tri Link Resources Ltd., higher production taxes in Canada, and aggressive development of marginal wells to maximize returns all contributed to the increase in LOE expenses. G&A expenses increased due to a general increase in costs and a higher increase in payroll associated with retention of quality employees.

         At September 30, 2000, Seneca had an accrued balance of $9.67 million for mark-to-market derivative contracts which will expire during the first quarter of fiscal 2001. This liability is down $1.4 million from June 30, 2000.

         Seneca's exploration and development drilling programs posted positive results this quarter. Seneca drilled a total of 73 wells this quarter: 41 in the U.S. and 32 in Canada. There were six exploratory wells, of which four were successful, and 67 development wells, of which 64 were successful. Seneca's success rate was 93% in the fourth quarter. For the year ended September 30, 2000, Seneca drilled a total of 147 wells with a 91% success rate.

         As indicated in Seneca's third quarter earnings report (dated July 27, 2000), Seneca had nine offshore blocks in various stages of completion. As of the end of the fourth quarter, four of these had been placed on production and five blocks, with a total production capacity of over 1.2 BCFE per month,

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Seneca Resources Corporation Announces
Record Fourth Quarter and Year End Results
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were still waiting on completion.  Strained supplies in the workover rig and the service equipment market has delayed many of these completions. Seneca is currently participating in the drilling of two additional offshore wells.

         Results from Seneca's California properties continued to build upon increases experienced in previous quarters. Development at Midway-Sunset field included drilling 26 new wells. Monthly production for the quarter increased to 298,900 barrels of oil equivalent (BOE) from 288,500 BOE last year. The steam flood projects being installed at the North Lost Hills property are expected to begin operations in November 2000.*

         Seneca's Canadian subsidiary, National Fuel Exploration Corp., implemented an aggressive drilling program in the fourth quarter. A total of 32 wells were drilled with a success rate of 84%. Approximately half of those wells have been completed and the rest will be completed in the first quarter of fiscal 2001.* An exploration and development drilling program is scheduled for 2001 with a total of over 70 wells planned.*

         The outlook for fiscal 2001 remains positive.* Seneca's production is anticipated to be in the range of 95 to 100 BCFE, or a 33% improvement over 2000 production levels.* Anticipated delays in offshore completions required a revision to previous estimates for fiscal 2001 production. Production is expected to be 54% oil and 46% natural gas for fiscal year 2001.* The capital budget of $165 million remains unchanged and includes the drilling of over 250 wells.* Seneca has maintained its policy of hedging approximately 60% of its production.* Currently for fiscal 2001, 28.0 BCF is hedged at $3.03 per thousand cubic feet (MCF) and 5.9 million barrels (MMBL) of oil is hedged at $21.69 per barrel (BBL).* These hedges include both swaps and no-cost collars.

         Seneca's long term growth plan is to achieve a 15% growth rate.* To facilitate this plan for fiscal 2002, Seneca has hedged 25.3 billion cubic feet
(BCF) of its gas production at $3.75 per MCF, and 6.2 MMBL of its oil at $22.75 per barrel. These hedged prices represent a 12% improvement over Seneca's current fiscal 2001 hedging program. This, combined with Seneca's expected growth in production, establishes the foundation for achieving future growth.*



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Seneca Resources Corporation Announces
Record Fourth Quarter and Year End Results
Page 3

         National Fuel will host a conference call on Thursday, October 26, 2000 at 11:00 a.m. (Eastern Time) to discuss this announcement. To access this call, please go to its home page at its website http://www.nationalfuelgas.com and click on the words "Conference Call". For those unable to listen to the live broadcast, a replay will be available at the same website beginning about one hour after the call. In addition, the call will be recorded and a toll-free replay will be available for playback by telephone approximately one hour after the call at 1-800-944-3033.

         National Fuel is an integrated energy company with $3.2 billion in assets comprised of the following six operating segments: Utility, Pipeline and Storage, Exploration and Production, International, Energy Marketing and Timber. Seneca Resources Corporation, headquartered in Houston, Texas, explores for and produces natural gas and oil in the lower 48 States, the Gulf of Mexico and in Canada. Additional information about National Fuel is available at http://www.nationalfuelgas.com or through its investor information service at 1-800-334-2188.

Analyst Contact:              Margaret M. Suto (716) 857-6987
Media Contact:               Julie Coppola Cox (716) 857-7079


--------------------

  * This sentence contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. While such expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis, actual results may differ materially. Furthermore, such statements speak only as of the date on which they are made, and neither National Fuel Gas Company nor Seneca undertakes any obligation to update such statements to reflect events or circumstances after the date on which they are made or to reflect the occurrence of unanticipated events. In addition to other factors, the following are important factors that could cause actual results to differ materially from those in the forward-looking statements: Changes in economic conditions, demographic patterns and weather conditions; changes in the availability and/or price of natural gas and oil; significant changes in competitive factors affecting the Company; significant changes from expectations in actual capital expenditures and operating expenses and unanticipated project delays; occurrences affecting the Company's ability to obtain funds from operations, debt or equity to finance needed capital expenditures and other investments; uncertainty of oil and gas reserve estimates; ability to successfully identify and finance oil and gas property acquisitions and ability to operate existing and any subsequently acquired properties; ability to successfully identify, drill for and produce economically viable natural gas and oil reserves; changes in the availability and/or price of derivative financial instruments; inability of the various counterparties to meet their obligations with respect to the Company's financial instruments; and/or regarding foreign operations - changes in foreign trade and monetary policies, laws and regulations related to foreign operations, political and governmental conditions, inflation and exchange rates, taxes and operating conditions.


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Seneca Resources Corporation Announces
Record Fourth Quarter and Year End Results
Page 4

                                    4th Quarter Results                  Year End Results
                                    -------------------                  ----------------

                                 2000    1999     % Change          2000    1999     % Change
Financial Results
 (in millions of dollars)
   Revenue                       $84.3   $41.5        103%         $238.1   $147.0        62%
   Operating Expenses            $48.7   $29.1         67%         $143.2   $104.8        37%
   EBITDA                        $57.1   $27.6        107%         $164.5    $98.0        68%
   Operating Income              $35.6   $12.4        187%          $94.9    $42.2       125%
   Net Income                    $13.0    $4.1        217%          $34.9     $7.1       392%

Operating Performance Statistics
   Production (Bcfe)              21.4    15.7         37%           72.6     61.3        18%

Operating Performance
   General & Administrative
     Expense/Mcfe                $0.25    $0.13        92%          $0.20    $0.15        33%
   Lease Operating
     Expense/Mcfe                $0.74    $0.53        40%          $0.58    $0.46        26%
   Depreciation Depletion
     & Amortization/Mcfe         $1.00    $0.97         3%          $0.96    $0.91         5%

Commodity Prices (Before Hedging)
   Avg. Oil Price/barrel      $29.02     $17.33        67%          $26.03   $12.85      103%
   Avg. Gas Price/Mcf          $4.44      $2.60        71%           $3.31    $2.20       50%

Commodity Prices (After Hedging)
   Avg. Oil Price/barrel      $27.41     $15.98        72%          $22.85   $12.96       76%
   Avg. Gas Price/Mcf          $2.49      $2.29         9%           $2.61    $2.24       17%

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